Exhibit 2.2

                              AMENDMENT NUMBER 1
                                       TO
                            STOCK PURCHASE AGREEMENT

           This Amendment Number 1 to the Stock Purchase Agreement (this "Amendment") is made and entered this 29th day of December, 1995 by and between Continental Electronics Corporation, a Nevada corporation located at 4212 S. Buckner Blvd., Dallas, Texas 75227-0879 ("Purchaser"), and Daimler-Benz Aerospace AG, a German stock corporation located at 81663 Munich, Germany and having commercial registration number HRB98.454 ("Seller").

          WHEREAS, the Purchaser and the Seller have previously entered into a Stock Purchase Agreement dated as of September 26, 1995 (the "Stock Purchase Agreement") relating to the purchase by the Purchaser of all the outstanding capital of Telefunken Sendertechnik GmbH, a German limited liability company located at 10502 Berlin, Germany and having commercial registration number HRB31290 ("TFS");

           WHEREAS, the Purchaser and the Seller desire to amend the Stock Purchase Agreement as set forth below;

           NOW, THEREFORE, for the mutual covenants and promises set forth below and other good and valuable consideration, the suffiency of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

           1. Section 1.1 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

              1.1. Purchase and Sale of Stock. Subject to and upon the terms and conditions hereof, Seller sells and Purchaser purchases two shares of capital stock of TFS, one in the nominal amount of 9,950,000 Deutsche Mark ("DM") and one in the nominal amount of 50,000 DM (collectively, the "Shares") effective as of 12:00 p.m./00:00 a.m. (Berlin time) on December 31, 1995/January 1, 1996 (the "Effective Closing Time"). Subject to the fulfillment of the condition precedent set forth in the following sentence, Seller hereby transfers, and Purchaser hereby accepts the transfer of, the Shares effective as of the Effective Closing Time. The sale and transfer of the Shares with effect as of the Effective Closing Time is subject to the condition precedent that on or prior to December 31, 1995 (the "Closing Date") the German law firm of PUNDER, VOLHARD, WEBER & AXSTER ("PVW&A") delivers a written notice to Purchaser and Seller that (a) PVW&A have received written confirmation from Seller that all conditions precedent to the obligations of Seller have either been fulfilled or waived, (b) PVW&A have received written confirmation from Purchaser that all conditions precedent to the obligations of Purchaser have either been fulfilled or waived,(c) PVW&A have received from Purchaser in a separate trust account established for the

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

benefit of Purchaser (the "Purchaser Escrow Account") an amount of 10,000,000 DM (the "Escrow Cash Amount"), (d) PVW&A have in their possession a signed written guarantee of Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), in the form set forth in Schedule 1.1 attached hereto (the "Tech-Sym Guarantee"), (e) PVW&A have received written confirmation from TFS that TFS has received payment in accordance with
Section 2.3 hereof, and (f) PVW&A have received irrevocable orders in writing from Purchaser to pay the Escrow Cash Amount from the Purchaser Escrow Account to an account designated by Seller and to deliver the Tech-Sym Guarantee to Seller upon receipt of written confirmation from TFS that TFS has received payment of the Adjustment Amount (as defined in Section 2.2).

           2. Section 2.1 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

           2.1. Purchase Price. In consideration of the transfer of the Shares and the other agreements, covenants and undertakings of Seller hereunder, Purchaser shall pay to Seller a purchase price (the "Purchase Price") equal to 13,200,000 DM (Thirteen Million Two Hundred Thousand Deutsche Marks), subject to adjustment as provided in Section 2.2 hereof. In the event that the Shares are transferred to Purchaser pursuant to
Section 1.1 hereof as of the Effective Closing Time, Purchaser shall be obligated to pay the remaining 3,200,000 DM (Three Million Two Hundred Thousand Deutsche Marks) of the Purchase Price (the "Remaining Purchase Price Amount") no later than January 31, 1997, and Purchaser shall be obligated to pay interest on the unpaid average principal balance thereof for each complete calendar quarter until the entire principal amount is paid at the Frankfurt Interbank Offer Rate, as adjusted from time to time, plus one percent (1%), with each interest payment due and payable on the fifteenth (15th) day following the end of each such calendar quarter; provided that Purchaser shall be entitled to offset any amount otherwise due and payable pursuant to this sentence (i) in accordance with the provisions of Section 2.2(f) hereof or (ii) with respect to any Loss (as defined in the Stock Purchase Agreement) for which Purchaser is entitled to payment or reimbursement pursuant to Section 7.1 hereof, provided that, with respect to this clause (ii), such offset shall be made only to the extent of the amount of Loss that (A) has been agreed to in writing by Purchaser and Seller or (B) has been determined by arbitration pursuant to the provisions of Section 7.3 hereof.

          3. Subsections (a) and (b) of Section 2.2 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

          2.2 Closing Balance Sheet. (a) On or prior to December 22, 1995, Seller shall cause TFS to provide Purchaser a balance sheet that reflects Seller's estimate of the assets, liabilities and stockholder's equity of TFS as of the Effective Closing Time (the "Estimated Closing Balance Sheet"). Seller shall cause the Estimated Closing Balance Sheet to specifically reflect (i) a provision equal to Seller's estimate of the full amount of all TFS Restructuring Costs (as defined in Section 3.1.13(d) hereof), (ii) a provision equal to Seller's estimate of the full amount of
all  reasonably  anticipated  employee   post-retirement  costs,  including
pension liabilities, for which TFS may be liable or responsible to present or former employees of TFS or its predecessors (excluding,

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for purposes of this clause  (ii),  post-retirement  costs  included in the provision specified in clause (i) above), specifying the amount of the provision attributable to post-retirement costs related to persons whose employment with TFS is terminated prior to the Effective Closing Time,
(iii) a provision equal to Seller's estimate of the full amount of all liabilities required by German Generally Accepted Accounting Principles to be reflected in the Estimated Closing Balance Sheet, including liability for taxes relating to activities or periods prior to the Effective Closing Time, (iv) the receipt of the AEG License (as defined in Section 5.1.10 hereof) and the payment to AEG Aktiengesellschaft of 1,500,000 DM therefor,
(v) a  reduction  in the book  value of the  equipment  listed on  Schedule
4.4(a) attached hereto in the amount of 120,000 DM, (vi) stockholder's equity of not less than 20,000,000 DM and (vii) Seller's estimate of the amount of the financial intercompany account receivable payable by Seller to TFS as of the Effective Closing Time (as adjusted pursuant to the Corporate Agreement (as defined in Section 3.1.20 hereof) to take into account the matters referred to in clauses (i) through (vi) above and any other matters required to be taken into account pursuant to the Corporate Agreement with respect to the year ended December 31, 1995). Except as provided in the preceding sentence, the Estimated Closing Balance Sheet shall be prepared by Seller on a basis consistent with the Audited
Financial Statements (as that term is defined in Section 3.1.4), in each case including consistency with the accounting principles and methodology used in preparing the Audited Financial Statements. (b) Within thirty (30) days following the Effective Closing Time Purchaser shall cause TFS to
prepare  a  balance   sheet   reflecting   the  assets,   liabilities   and
stockholder's equity of TFS as of the Effective Closing Time (the "Closing Balance Sheet"). The Closing Balance Sheet shall specifically reflect (i) a provision equal to the full amount of all TFS Restructuring Costs, (ii) a
reserve   equal  to  the  full   amount  of  all   reasonable   anticipated
post-retirement costs, including pension liabilities, for which TFS may be liable or responsible to present or former employees of TFS or its predecessors (excluding, for purposes of this clause (ii), post-retirement costs included in the provision specified in clause (i) above), specifying the amount of the provision attributable to post-retirement costs related to persons whose employment with TFS terminated prior to the Effective Closing Time, (iii) a provision equal to the full amount of all liabilities required by German Generally Accepted Accounting Principles to be reflected in the Closing Balance Sheet, including liability for taxes relating to activities or periods prior to the Effective Closing Time, (iv) the actual inventory of TFS as of the Effective Closing Time pursuant to the taking of a physical inventory immediately after the Effective Closing Time, (v) the receipt of the AEG License (as defined in Section 5.1.10 hereof) and the payment to AEG Aktiengesellschaft of 1,500,000 DM therefor, (vi) a reduction of the book value of the equipment listed on Schedule 4.4(a) attached hereto in the amount of 120,000 DM, (vii) stockholder's equity of not less than 20,000,000 DM and (viii) the amount of the financial intercompany account receivable payable by Seller as of the Effective Closing Time (as adjusted to reflect any payment made pursuant to Section
2.3 hereof and as adjusted pursuant to the Corporate Agreement to take into account the matters referred to in clauses (i) through (vii) above). Except as provided in the preceding sentence, the Closing Balance Sheet shall be
prepared  by  TFS  on  a  basis  consistent  with  the  Audited   Financial
Statements,   in  each  case  including  consistency  with  the  accounting
principles  and  methodology  used  in  preparing  the  Audited   Financial
Statements. On or before January 31, 1996, Purchaser shall cause TFS to deliver a copy of the Closing Balance Sheet

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

to Seller,  and Seller  shall be entitled  to discuss  the Closing  Balance
Sheet with TFS until the time of the delivery of the Audited Closing Balance Sheet (as defined below). On or before February 15, 1996, Purchaser shall cause TFS to cause KPMG Deutsche Treuhand-Gessellschaft (the "TFS Auditors") to audit the Closing Balance Sheet (the audited Closing Balance Sheet referred to herein as the "Audited Closing Balance Sheet"), with the costs thereof to be paid by TFS. Seller and Purchaser shall cooperate with the TFS Auditors to enable such firm to complete its audit within such time period. Purchaser shall cause TFS to deliver the Audited Closing Balance Sheet to Seller and Purchaser on or before February 15, 1996.

          4. Subsection (d) of Section 3.1.13 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows: (d) Set forth as Schedule 3.1.13(d) hereto is (i) is a true and correct copy of the social plan, dated as of November 21, 1995, adopted by the decision of the Einigungsstelle committee with respect to the restructuring of the work force of TFS (the "TFS Restructuring Plan") and (ii) a true and correct copy of the supplemental restructuring agreement, dated as of November 21, 1995, between the Geschaeftsfuehrung (management) and the Betriebsrat (work council) of TFS (the "Supplemental Restructuring Agreement"). On or before December 22, 1995, Seller shall cause TFS to provide Purchaser a preliminary written estimate of the aggregate amount of all costs and expenses to be paid or incurred after December 31, 1995 with respect to the restructuring and employee reductions contemplated by the TFS Restructuring Plan and the Supplemental Restructuring Agreement (including all wages, salaries, termination expenses, severance expenses, pension expenses, expenses of health and benefit plans, legal expenses related to legal proceedings, payments for unemployment benefits and replenishment fees, other post-retirement or post-termination costs and any other costs to be incurred on or after the respective dates of notice of termination of employees to be terminated in connection therewith, whether or not such costs related directly or indirectly from such terminations, including, without limitation, all costs, payments and other expenses paid or incurred by TFS pursuant to (i) the TFS Restructuring Plan (or any successor social plan or restructuring plan to which TFS becomes subject following any court decision that renders ineffective or inoperative the TFS Restructuring
Plan) or (ii) the Supplemental Restructuring Agreement (collectively, the "TFS Restructuring Costs").

          5. Section 4.4 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

             4.4. Maintain the Business. Between the date of this Agreement and the Effective Closing Time, Seller shall use reasonable efforts to cause TFS to (i) maintain the Business intact and to preserve its goodwill with its customers, suppliers, employees and others having business relations with it and (ii) operate the Business in a prudent, businesslike manner consistent with past practices. Between the date of this Agreement and the Effective Closing Time Seller shall cause TFS not to, without the prior written approval of Purchaser, (a) transfer, sell or lease, or enter into any agreement to transfer, sell or lease, any of TFS's assets, other than the sale of Inventory in the

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

 ordinary course of
business and other than the transfer of assets  specifically  identified in
Schedule
4.4(a) attached hereto to AQB Arbeitnehmerqualifizierungsgesellschaft Berlin mbH (the "Qualification Company") pursuant to a transfer document in substantially the form attached hereto as Schedule 4.4(b); (b) incur any indebtedness for borrowed money; (c) enter into any lease for any property for which TFS would become obligated for payments in excess of 10,000 DM over the term of such lease; (d) make any increases in wages, salaries, employee benefits or other compensation payable or to become payable to any employee of TFS or pay or commit to pay any bonuses, except in accordance with any employment agreement or collective bargaining agreement existing on the date of this Agreement, or change any provision of any existing Employee Plan; (e) make or enter into any written employment contract or any Employee Plan; or (f) enter into any amendment to any Lease or Contract required to be listed on Schedule 3.1.6(b) or 3.1.12(a) hereof. Between the date of this Agreement and the Effective Closing Time, Seller shall (i) notify Purchaser of any material loss of, damage to or disposition of any of the assets of TFS (other than the sale of Inventory in the ordinary course of business); (ii) promptly after obtaining knowledge thereof, give notice to Purchaser of any material claim or litigation, threatened or instituted, against TFS; (iii) take all actions and make all filings which are reasonably necessary to lawfully transfer the Shares to Purchaser at the Effective Closing Time as provided in this Agreement except for routine filings in connection with approvals or consents of third parties and Governmental Agencies customarily made or obtained subsequent to transfer of title; (iv) to the extent within the control of Seller, Seller will refrain from doing any act or omitting to do any act which would cause any of the representations or warranties of Seller contained in this Agreement not to be true and correct in any material respect on the Effective Closing Time; (v) cause TFS to comply in all material respects with all Laws applicable to the Business and the assets of TFS; (vi) cause TFS to maintain its books of accounts and records in the usual, regular and ordinary manner and consistent with past practice; and (vii) not, without the consent of Purchaser, permit TFS to enter into any material agreement, contract, commitment or undertaking applicable to the Business or the assets of TFS, except in the ordinary course of business and except for a sublease agreement in substantially the form attached hereto as Schedule 4.4(c) to be entered into between TFS, the Qualification Company and Emotec AG Elektrik Mechanik Oberflaechentechnik (the "Working Company") providing for the sublease of the space identified in Schedule 4.4(d) attached hereto in the building leased by TFS pursuant to the AEG Lease Agreement.

           6. Section 4.7 of the Stock Purchase Agreementis hereby amended in its entirety to read as follows:

           4.7 Post-Retirement Benefits. (a) Effective as of December 31, 1996 or such earlier time as TFS completes the restructuring of its employee work force as contemplated by the TFS Restructuring Plan and the Supplemental Restructuring Agreement, Seller shall assume the obligations of TFS for pension, health and other post-retirement benefits, excluding severance pay and other costs and expenses directly resulting from the TFS Restructuring Plan or the Supplemental Restructuring Agreement other than pension, health and other post-retirement benefits, with respect to all present and former employees of TFS other than those persons whose employment with TFS will continue after December 31, 1996 or such earlier date as TFS completes such restructuring of its employee work force, as the case may be (such obligations referred to herein as the "Former


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

Employee Pension Liabilities" or "FEPL") pursuant to a corporate split-off arrangement permitted by German law Section 123 et. sec. UmwG (or any
similar  or  successor   provision  that  would  permit  such  a  corporate
split-off) that provides for the continuation of TFS as the same legal entity but without (i) the continuation, as a liability of TFS, of the FEPL, which FEPL will be transferred to and assumed by Seller (or an affiliate of Seller as to which Seller has unconditionally and irrevocably guaranteed the payment of its obligations), and (ii) the continuation, as an asset of TFS, of the cash amount corresponding to the FEPL shown as a liability of TFS on the Final Closing Balance Sheet, which amount Purchaser will cause to be transferred to Seller (or, if an affiliate of Seller will assume the FEPL, to such entity), in each case as set forth in more detail in one or more written agreements or resolutions to be executed and adopted by Seller and TFS in accordance with the provisions of German law Section 123 et. sec. UmwG (or any similar or successor provision that would permit such a corporate split-off) and, in connection therewith, Seller shall indemnify TFS from any and all liability related to the FEPL. If Purchaser and Seller determine by written agreement between them on or before December 31, 1996 that German law 123 et. sec. UmwG (or any similar or successor provision that would permit such a corporate split-off) does not permit the foregoing transactions, then, without any further action on the part of TFS or Purchaser, Purchaser shall not be obligated to transfer such cash amount to Seller (or any of its affiliates) and Seller shall not be obligated to assume the FEPL, provided that, in such event, as of the last day of each fiscal year of TFS thereafter, commencing December 31, 1996, the amount of the FEPL will be redetermined by TFS as of each such date utilizing the same methodology with respect to actuarial assumptions and the same accounting principles utilized in preparing the Final Closing Balance Sheet, and to the extent that the redetermined amount of the FEPL as of such date exceeds the actual amount of the provision for such liability as of such date, Seller shall make a payment to TFS, by wire transfer of immediately available funds to an account designated by TFS, of such excess amount within 60 days after such date.

           7. Section 4.10 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

              4.10 TFS Restructuring Costs. In the event that the actual TFS Restructuring Costs (excluding, for purposes of this sentence, any payment made by TFS, without the prior written approval of Seller, to an employee of TFS as an inducement for such person to terminate employment with TFS that is in excess of the amount of the severance payment specified with respect to such employee in the TFS Restructuring Plan) exceeds the provision for the TFS Restructuring Costs included in the Final Closing Balance Sheet, then the Seller shall promptly pay to TFS the difference between the actual TFS Restructuring Costs and such provision for the TFS Restructuring Costs included in the Final Closing Balance Sheet. In the event that (a) the difference obtained by (i) subtracting the amount of the provision for the remaining TFS Restructuring Costs reflected on the balance sheet of TFS as of December 31, 1996, as audited by an internationally recognized accounting firm, from (ii) the amount of the provision for the TFS Restructuring Costs reflected on the Final Closing Balance Sheet exceeds (b) the actual amount of the TFS Restructuring Costs for the year ended December 31, 1996, then Purchaser shall cause TFS to make a payment to Seller on or before March 31, 1997 in an amount equal to fifty percent (50%) of such difference.

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           8. Section
5.1.7. of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

              5.1.7. Receipt of Payment of Receivables from Related Parties. TFS shall have received from Seller, or any of its subsidiaries or affiliates, in immediately available funds, an amount equal to the aggregate amount of the financial intercompany account receivable reflected on the Estimated Closing Balance Sheet as provided in Section 2.3 hereof.

          9. Section 5.1.8. of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

            5.1.8.  TFS Restructuring Plan. Purchaser shall have consented
in  writing  to  the  TFS   Restructuring   Plan  and  the Supplemental
Restructuring Agreement.

          10. Subsection (a) of Section 7.1 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

              (a) Subject to the conditions  and  limitations  hereinafter set forth, including the limitations set forth in Section 8.13 hereof, from and after the Effective Closing Time Seller shall indemnify and hold harmless Purchaser and TFS from and against any and all loss, cost, damage, liability or expense (including court costs and reasonable attorneys' and other experts' fees and expenses) (collectively, "Loss") to Purchaser or TFS, as the case may be, whatsoever resulting from or arising out of (i) any breach of any representation, warranty, covenant or agreement of Seller contained in Section 3.1 of this Agreement, (ii) the failure of Seller to perform any of its obligations contained in Section 4.4, Section 4.6,
Section 4.7, Section 4.10 or Section 4.12 of this Agreement, (iii) the failure of Seller to perform any of its other obligations contained in this Agreement, (iv) any environmental condition relating to the Business or the assets of TFS resulting from a Release of any Hazardous Substance, any violation of any environmental protection Law or Permit or any claims by third parties against TFS for damages or environmental cleanup or restoration with respect to the assets of TFS or the Business (collectively, "Environmental Matters"), (v) any claim against TFS or Purchaser by any third party relating to any liability or obligation of the Qualification Company or the Working Company and (vi) any liability or obligation (excluding, for purposes of this clause (vi), any liability or obligation specifically referred to in clause (iv) above) resulting from the ownership of assets of TFS or the operation of the Business by TFS or any of its predecessors prior to the Effective Closing Time that is not reflected on the Final Closing Balance Sheet (excluding, for purposes of this clause (vi), the amounts of the provision reflected on the Final Closing Balance Sheet for the liabilities and obligations referred to in clause (iv) above); provided, however, that (x) indemnification payments made by Seller in the aggregate pursuant to this Agreement shall in no event exceed the amount of the Purchase Price and (y) with respect to clause (iv) above, Seller shall not be liable or responsible to TFS or Purchaser for any Loss relating to any Environmental Matter to the extent, but only to the extent, of any such Loss that is caused exclusively by TFS or Purchaser after the Effective Closing Time, it being understood and agreed that, in order for Seller to avail itself of the limitation of liability afforded by this clause (y), Seller shall have the

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burden of proving that TFS or Purchaser  exclusively caused such Loss after the Effective Closing Time. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized representatives as of the day and year first above written.

                                     SELLER:

                                     DAIMLER-BENZ   AEROSPACE   AG

                                     By:____________________________________

                                     Name:__________________________________

                                     Title:_________________________________


                                     PURCHASER:

                                     CONTINENTAL ELECTRONICS CORPORATION

                                     By:_____________________________________

                                     Name:___________________________________

                                     Title:__________________________________


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